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                                                                    EXHIBIT 99.2

                                                                 FIRST OAK BROOK
                                                                 BANCSHARES



   NEWS RELEASE / NEWS RELEASE / NEWS RELEASE / NEWS RELEASE / NEWS RELEASE

DATE OF RELEASE:  June 30, 1997

FOR FURTHER INFORMATION CONTACT:  Rosemarie Bouman
                                  Chief Financial Officer
                                  (630) 571-1050 ext. 258


                        FIRST OAK BROOK BANCSHARES, INC.
                          SELLS CREDIT CARD PORTFOLIO

Oak Brook, Illinois, June 30, 1997--First Oak Brook Bancshares, Inc. announced that today its Oak Brook Bank subsidiary completed the preliminary closing of the sale of its credit card portfolio to MBNA America Bank, N.A., Wilmington, Delaware.

After related costs and taxes, the Company expects to record a net gain of approximately $5.0 million from the sale. A final closing will occur during the third quarter of 1997 and adjustments to the estimated net gain may be made at that time.

First Oak Brook Bancshares, Inc. owns the $780 million asset Oak Brook Bank.
The Bank operates nine banking offices, eight in the western suburbs and one in the northern suburbs of Chicago, Illinois. A tenth branch is under construction in Aurora, Illinois.

The Company's Class A Common Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market\SM\ under the symbol FOBBA.

The Company cautions that the matters discussed in the foregoing announcement contain certain forward-looking statements that involve potential risks and uncertainties that may affect the Company's future results, which could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, failure to satisfy the conditions precedent to the transaction described and to costs and expenses related thereto, the impact of changes in the financial markets and competition from financial and non-financial service firms on the card revenues achieved by the purchaser after the transaction and on the Company's ability to achieve its growth opportunities and other factors affecting the Company and its business as reflected from time to time in the Company's filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date hereof and the Company undertakes no obligation to update the statements to reflect subsequent circumstances or events.